Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

AMERICAN STANDARD COMPANIES INC.

The undersigned, an authorized natural person, for the purpose of amending the certificate of incorporation of American Standard Companies Inc., which was originally filed under the name of ASI Holding Corporation on March 15, 1988 with the Secretary of State of the State of Delaware and restated under the name of American Standard Companies Inc. on September 2, 1998, hereby certifies that:

FIRST: The name of the corporation is American Standard Companies Inc. (the “Corporation”).

SECOND: The restated certificate of incorporation of the Corporation is hereby amended by changing name of the Corporation to Trane Inc. by replacing Article FIRST in its entirety with the following:

The name of the Corporation is Trane Inc.

THIRD: The amendment to the restated certificate of incorporation of the Corporation shall be effective November 28, 2007.

FOURTH: The amendment of the restated certificate of incorporation herein has been duly adopted in accordance with the provisions of Section 242 of the General Corporate Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Restated Certificate of Incorporation of American Standard Companies Inc. on this 8th day of November, 2007.

/s/ Mary Elizabeth Gustafsson
Name: Mary Elizabeth Gustafsson
Authorized Officer